O-I Reports First Quarter Results: Execution against core priorities counters inflationary headwinds.

Toledo, Ohio, April 26, 2006 - Owens-Illinois, Inc., (NYSE:OI) today reported its first quarter 2006 financial results.

“While the first quarter was an extremely difficult comparison to prior year, we are pleased by our executional momentum against our core priorities. Despite unprecedented inflationary cost pressures of nearly $100 million in the quarter and unfavorable currency translation, we were able to offset a significant portion of these through revenue increases and productivity improvements. In addition, we were able to  balance  cash flow performance through  our continuing focus on working capital and capital expenditures,” said Steve McCracken, O-I Chairman and Chief Executive Officer.

First quarter highlights:

— Net earnings of $0.12 per share (diluted) vs. $0.73 per share (diluted) in 2005.

— Net earnings, exclusive of the unusual items listed in Note (1), were $0.14 per share vs. $0.44 per share in 2005

	1st Quarter 2006			1st Quarter 2005
	$	Millions	EPS	$	Millions	EPS

Net earnings		$24.3	$0.12		$117.5	$0.73

Net earnings exclusive of items listed in Note (1)	27.6		0.14	72.4		0.44

—      In addition to the items presented in Note (1), the 2005 results also included favorable adjustments of $0.04 per share from a $10.0 million ($6.3 million after tax) reduction of the Company’s accruals for self-insured risks and $0.03 per share from a $5.3 million reduction of the tax provision primarily to recognize changes in deferred taxes at several international subsidiaries. Exclusive of these items, the Company earned $0.37 per share in the first quarter of 2005.

—      Free cash flow (cash utilized in operating activities plus additions to PP&E) was a use of $205.0 million in the first quarter of 2006, compared with a use of $206.6 million in the first quarter of 2005.

—      Management working capital (accounts receivable, plus inventory and repair parts, less accounts payable) at March 31, 2006 was 20.5% of net sales for the twelve months then ended, compared with 24.3% at March 31, 2005. Despite the Company’s normal seasonal increase in working capital, management’s working capital reduction programs drove the year-over-year improvement.

—      Capital spending in the first quarter of 2006 was $53.4 million or 46.0% of depreciation, compared with $76.3 million, or 59.0% of depreciation for the first quarter of 2005.

—      Asbestos-related cash payments for the first quarter of 2006 were $41.0 million compared with $45.5 million in the first quarter of 2005. New claim filings for the first quarter were 44.0% lower than the first quarter 2005.

—      European SAP implementation remains on schedule with the successful “go live” start-ups in three countries at quarter end.

Reconciliation of First Quarter 2006 Earnings to First Quarter 2005

Earnings per share, excluding the items listed in Note (1) were $0.14 per share (diluted) for the first quarter of 2006 compared with $0.37 per share (diluted) for the first quarter of 2005. The major factors contributing to the net $0.23 EPS decline were as follows:

		EPS
•	Price and product sales mix	$0.26
•	Productivity, production volumes and cost savings	0.08
•	Unit sales volumes	0.06
•	Cost savings from European capacity rationalization	0.04
•	Energy cost inflation	(0.26)
•	Raw material and other inflation	(0.20)
•	Currency translation	(0.06)
•	Effective tax rate	(0.04)
•	European integration operating expenses	(0.04)
•	Pension expense	(0.02)
•	Stock option expense (FAS No. 123R)	(0.01)
•	Minority share owners’ interests	(0.01)
•	All other - net	(0.03)
		$(0.23)

Consolidated Net Debt and Free Cash Flow

Consolidated net debt at March 31, 2006 was $5,204.7 million, compared with $4,998.5 million at December 31, 2005. The increase of $206.2 million principally reflects the normal seasonal first quarter increase in working capital and the cash impact of inflationary cost pressures, as previously communicated.

	$ Millions
	03/31/06	12/31/05

Consolidated debt	$5,470.0	$5,297.0
Cash and short-term investments	(265.3)	(298.5)
Net debt	$5,204.7	$4,998.5

	$ Millions
	Three months ended
	03/31/06	03/31/05

Cash utilized in operating activities	$(151.6)	$(130.3)
Additions to property plant and equip.	(53.4)	(76.3)
Free Cash Flow	$(205.0)	$(206.6)
Divestitures	3.1	180.5
Debt-related hedging activity	(9.1)	11.6
Convertible preferred dividends	(5.4)	(5.4)
Issuance of common stock and other	2.8	10.0
Cash effects on net debt	$(213.6)	$(9.9)
Exchange rate fluctuations	(1.9)	15.5
Decrease in carrying value of swapped debt	9.3	22.9
(Increase) decrease in net debt	$(206.2)	$28.5

The principal factors behind the first quarter 2006 increase in net debt, compared with the decrease during first quarter 2005 were the non-recurrence of $180.5 million in divestiture proceeds and unfavorable debt-related hedging activity this year.

Business Review

Glass Containers Segment – Increased selling prices, improved productivity, and higher unit shipments partially offset inflationary cost impacts.

Segment Operating Profit of $166.2 million in the first quarter of 2006 for the Glass Containers Segment was $36.1 million,  17.8% lower than the Segment Operating Profit for first quarter of 2005 of $202.3 million. The principal factors contributing to this decline were as follows:

		$ Millions
•	Price and product sales mix	52.2
•	Productivity, production volume and cost savings	14.7
•	Unit sales volumes	12.7
•	Cost savings from European capacity rationalization	8.7
•	Energy cost inflation	(51.5)
•	Raw material and other inflation	(39.7)
•	Currency translation	(13.2)
•	European integration operating expenses	(7.9)
•	Pension expense	(3.4)
•	All other - net	(8.7)
		$(36.1)

Plastics Packaging Segment – Higher production volumes and improved manufacturing efficiencies offset inflationary cost increases and the winding down of the Australian plastics business.

Segment Operating Profit for the first quarter of 2006 for the Plastics Packaging Segment was $31.7 million, compared with $30.9 million in the first quarter of 2005.

The principal factors contributing to the $0.8 million, or 3%, increase in first quarter Operating Profit for the Plastics Packaging Segment compared with the year ago quarter were as follows:

		$ Millions

•	Productivity, production volume and cost savings	3.1
•	Price and product sales mix	0.2
•	Currency translation	0.1
•	Winding down of Australian plastics business	(1.2)

•	Pension expense	(0.9)
•	Energy cost inflation	(0.6)
•	Other inflation	(0.1)
•	All other (net)	0.2
		$0.8

Capital Spending

Capital spending for the first quarter of 2006 totaled $53.4 million, compared with $76.3 million for the year ago quarter.

Interest Expense

Interest expense in the first quarter of 2006 was $119.4 million versus $118.5 million in the first quarter of 2005.

Effective Tax Rate

Excluding the items presented in Note 1, the Company’s effective tax rate in the first quarter of 2006 was 39.0%, compared with 24.0% for the first quarter of 2005. The rate for 2005 was reduced by approximately 6% for discrete items in the quarter as noted above. The 2006 rate is higher principally because the Company is not recording tax benefits on its losses in the United States.

Cash tax payments for the first quarter of 2006 amounted to $23.3 million compared with $35.8 million for the first quarter of 2005.

Asbestos

Asbestos-related cash payments in the first quarter of 2006 were $41.0 million compared with $45.5 million in the first quarter of 2005. New filings during the quarter were 44% lower than the prior year quarter. As of March 31, 2006, the number of pending asbestos-related lawsuits and claims was approximately 30,000, compared with approximately 32,000 at December 31, 2005. The Company believes that a significant number of these cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis. Deferred amounts payable of approximately $91 million at March 31, 2006, were unchanged from December 31, 2005.

Outlook

The Company continues to believe that it has effective strategies in place to counter expected significant inflationary cost pressures throughout the remainder of 2006.

“The second quarter will be another difficult comparison to prior year, with inflationary headwinds requiring us to continue to execute in the price, volume and productivity dimensions. Our intent is to continue to build earnings growth momentum while tightly managing cash flows,” said McCracken.

Note (1)

	Three months ended
	March 31,
	2006	2005
Net earnings	$0.12	$0.73
Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
1. Gain on sale of Corsico, Italy, glass plant		(0.18)
2. Gain from mark to market effect of natural gas hedge contracts (A)	0.02	(0.11)
Net earnings before items that management considers not representative of ongoing operations	$0.14	$0.44

(A)Prior to April 1, 2005, mark-to-market adjustments for changes in the unrealized value of natural gas hedge contracts were reported in results of operations. Beginning April 1, 2005, additional changes in the unrealized value of these contracts are being reported as changes in the Other Comprehensive Income component of share owners’ equity through the application of special hedge accounting. The cumulative mark-to-market gain on the contracts that existed at April 1, 2005, will continue to impact reported energy costs until the last of those contracts expire in the fourth quarter of 2006. Both the non-cash gains reported prior to April 1, 2005, and the offsetting non-cash charges reported after that date are excluded from Segment Operating Profit. The remaining non-cash charges in 2006 will be $1.6 million in the second quarter, $1.6 million in the third quarter and $2.0 million in the fourth quarter.

Forward Looking Statements

This earnings release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to supplement any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world. With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs approximately 28,200 people and has 100 manufacturing facilities in 23 countries. In 2005, annual revenues were $7.2 billion. For more information, visit http://www.o-i.com.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, April 27, 2006, at 8:30 a.m., Eastern Time. A live webcast and a replay of the conference call will be available on the Internet at the O-I Web site (www.o-i.com). The conference call also may be accessed by dialing 1+888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on April 27. Ask for the O-I conference call. A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on April 27 through 11:59 p.m. on May 5. In addition to the O-I Web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International). The conference ID number to access the replay is 7881809.

Additional information

Certain additional information regarding first quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

CONTACT:   O-I, Kelley Yoder, 419-247-1388

Copies of O-I news releases are available at the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2006	2005

Revenues:
Net sales	$1,688.3	$1,663.3
Royalties and net technical assistance	3.9	4.4
Equity earnings	5.5	4.3
Interest	5.0	4.2
Other (a)	10.4	32.2
	1,713.1	1,708.4
Costs and expenses:
Manufacturing, shipping, and delivery (b)	1,385.0	1,288.5
Research and development	7.5	6.2
Engineering	8.7	10.2
Selling and administrative	129.3	117.2
Interest	119.4	118.5
Other	6.5	6.8
	1,656.4	1,547.4

Earnings before items below	56.7	161.0

Provision for income taxes	23.3	36.4

Minority share owners’ interests in earnings of subsidiaries	9.1	7.1

Net earnings	$24.3	$117.5

Net earnings	$24.3	$117.5
Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$18.9	$112.1

Basic net earnings per share of common stock	$0.12	$0.75

Weighted average shares outstanding (000s)	151,679	150,079

Diluted net earnings per share of common stock	$0.12	$0.73

Diluted average shares (000s)	154,005	161,010

(a)          Amount for three months ended March 31, 2005 includes a first quarter gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this adjustment is an increase in earnings per share of $0.18. The sale of the Company’s glass container facility in Castellar, Spain did not result in a gain;  the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

(b)         Amount for three months ended March 31, 2006 includes a loss of $3.5 million ($3.3 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.02.

Amount for three months ended March 31, 2005 includes a gain of $28.4 million ($17.0 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.11.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$24.3	$117.5
Non-cash charges (credits):
Depreciation	116.2	129.3
Amortization of intangibles and other deferred items	7.4	7.7
Amortization of finance fees	4.0	4.2
Gain on sale of certain real property		(28.1)
Mark to market effect of natural gas hedge contracts	3.5	(28.4)
Other	10.9	(22.0)
Change in non-current operating assets	(14.7)	(11.0)
Asbestos-related payments	(41.0)	(45.5)
Change in non-current liabilities	(21.7)	(10.7)
Change in components of working capital	(240.5)	(243.3)

Cash (utilized in) operating activities	(151.6)	(130.3)
Cash flows from investing activities:
Additions to property, plant, and equipment	(53.4)	(76.3)
Acquisitions, net of cash acquired
Net cash proceeds from divestitures and asset sales	3.1	180.5
Cash provided by (utilized in) investing activities	(50.3)	104.2
Cash flows from financing activities:
Additions to long-term debt	126.8	97.7
Repayments of long-term debt	(53.6)	(162.5)
Increase in short-term loans	98.7	4.3
Net payments for debt-related hedging activity	(9.1)	11.6
Payment of finance fees		(0.2)
Convertible preferred stock dividends	(5.4)	(5.4)
Issuance of common stock and other	2.8	10.2
Cash provided by (utilized in) financing activities	160.2	(44.3)
Effect of exchange rate fluctuations on cash	2.8	(9.4)
Decrease in cash	(38.9)	(79.8)
Cash at beginning of period	246.6	277.9
Cash at end of period	$207.7	$198.1

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	March 31,
	2006	2005
Assets
Current assets:
Cash, including time deposits	$207.7	$198.1
Short-term investments, at cost which approximates market	57.6	30.2
Receivables, less allowances for losses and discounts	1,055.2	887.3
Inventories	1,050.0	1,146.4
Prepaid expenses	26.3	107.4
Total current assets	2,396.8	2,369.4

Investments and other assets:
Equity investments	92.4	102.4
Repair parts inventories	168.0	190.0
Prepaid pension	989.5	966.1
Deposits, receivables, and other assets	447.9	581.2
Goodwill	2,370.0	2,968.4
Total other assets	4,067.8	4,808.1
Property, plant, and equipment, at cost	6,226.8	6,081.8
Less accumulated depreciation	3,113.8	2,869.0
Net property, plant, and equipment	3,113.0	3,212.8
Total assets	$9,577.6	$10,390.3

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$360.7	$177.5
Current portion of asbestos-related liabilities	155.0	166.0
Accounts payable	817.9	778.1
Other liabilities	516.3	596.4
Total current liabilities	1,849.9	1,718.0

Long-term debt	5,109.3	5,077.2
Deferred taxes	186.3	184.6
Nonpension postretirement benefits	277.5	280.3
Other liabilities	686.7	865.9
Asbestos-related liabilities	534.1	554.7
Minority share owners’ interests	183.2	162.1
Share owners’ equity:
Convertible preferred stock	452.5	452.5
Common stock	1.7	1.6
Capital in excess of par value	2,306.1	2,273.9
Treasury stock, at cost	(234.2)	(240.0)
Retained deficit	(1,536.5)	(863.3)
Accumulated other comprehensive loss	(239.0)	(77.2)
Total share owners’ equity	750.6	1,547.5
Total liabilities and share owners’ equity	$9,577.6	$10,390.3

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2006	2005
Selected Segment Information

Net sales:
Glass Containers	$1,488.7	$1,463.1
Plastics Packaging	199.6	200.2

Consolidated net sales	$1,688.3	$1,663.3

Product Segment Operating Profit (a):
Glass Containers (b)(c)	$166.2	$202.3
Plastics Packaging	31.7	30.9
	197.9	233.2
Eliminations and other retained items	(23.3)	(14.4)

Segment Operating Profit	174.6	218.8
Sale of the Corsico, Italy glass container facility		28.1
Mark to market effect of natural gas hedge contracts	(3.5)	28.4

Consolidated Operating Profit	171.1	275.3
Interest income	5.0	4.2
Interest expense	(119.4)	(118.5)
Provision for income taxes	(23.3)	(36.4)
Minority share owner’s interests in earnings of subsidiaries	(9.1)	(7.1)

Net earnings	$24.3	$117.5

(a)      Operating Profit consists of consolidated earnings before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(b)      Excludes a loss of $3.5 million and a gain of $28.4 million for the three months ended March 31, 2006 and 2005, respectively, from the mark to market effect of natural gas hedge contracts.

(c)      Amount for the three months ended March 31, 2005 excludes a gain of $28.1 million for the sale of the Company’s glass container facility in Corsico, Italy.